Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of October 30, 2018, is made and entered into by and among (1) Egalet Corporation (“Egalet”), a Delaware corporation, and its direct and indirect subsidiaries listed on the signature pages hereto (each, a “Company Party,” and collectively, the “Company”), and (2) the undersigned beneficial holders (or investment advisors or managers executing and delivering this Agreement for such beneficial holders) of Egalet Claims (as defined below) (together with their respective successors and permitted assigns, and any holder of Egalet Claims that becomes a party hereto in accordance with the terms hereof, each, a “Supporting Noteholder,” and collectively, the “Supporting Noteholders”).

Each of the Company, the Supporting Noteholders, and any Person that subsequently becomes a party hereto in accordance with the terms hereof is referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan (as defined below) attached as Exhibit A hereto.

WHEREAS:

A.                                    Egalet is party to that certain Indenture, dated as of August 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Existing First Lien Notes Indenture”) by and among Egalet, the Guarantors from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent, pursuant to which Egalet issued the 13% Senior Secured Notes (the “Existing First Lien Notes”);

B.                                    Egalet is party to that certain Indenture, dated as of April 7, 2015 (as amended, supplemented or otherwise modified from time to time, the “Existing 5.50% Notes Indenture”), among Egalet, the Guarantors from time to time party thereto and The Bank of New York Mellon, as trustee, pursuant to which Egalet issued the 5.50% Convertible Senior Notes due 2020 (the “Existing 5.50% Convertible Notes”);

C.                                    Egalet is party to that certain Indenture, dated as of December 27, 2017 (as amended, supplemented or otherwise modified from time to time, the “Existing 6.50% Notes Indenture,” and together with the Existing First Lien Notes Indenture and the Existing 5.50% Notes Indenture, collectively, the “Indentures”), among Egalet, the Guarantors from time to time party thereto and The Bank of New York Mellon, as trustee, pursuant to which Egalet issued the 6.50% Convertible Senior Notes due 2024 (the “Existing 6.50% Convertible Notes”);

D.                                    The Parties have negotiated in good faith and at arm’s length and have agreed to undertake a financial restructuring of the existing debt and other obligations and equity interests of the Company and to consummate the Iroko Acquisition (collectively, the “Restructuring”), to be implemented pursuant to a pre-arranged chapter 11 plan of reorganization (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, and including all exhibits thereto, the “Plan”), to be filed in voluntary cases commenced by the Company (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), all in accordance with the terms set forth in this Agreement, the Plan and the other Definitive Documents (as defined below); and

E.                                     Subject to the terms and conditions set forth in this Agreement, the Supporting Noteholders have agreed to support (i) the commencement and conduct of the Chapter 11 Cases to implement this Agreement, the transactions contemplated hereby and the Restructuring and (ii) confirmation of the Plan by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1.                                      Definitions.  The following terms used in this Agreement shall have the following definitions:

“Corporate Governance Documents” means any corporate governance documents of any of the reorganized Company Parties, including the articles of incorporation or certificates of formation, by-laws, stockholders’ agreements and/or company agreements, to be executed in connection with the Restructuring.

“Egalet Claims” means any and all Claims against any of the Company Parties, including the First Lien Secured Notes Claims, the 5.50% Convertible Notes Claims and the 6.50% Convertible Notes Claims.

“Event” means any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact.

“Governmental Unit” has the meaning of “governmental unit” set forth in section 101(27) of the Bankruptcy Code.

“Iroko Reverse Break-Up Fee Approval Motion” means that motion, in form and substance reasonably satisfactory to Iroko and the Supporting Noteholders, seeking approval of the reimbursement obligation of the Company referenced in Section 8.13 of the Purchase Agreement as an administrative expense of the Chapter 11 Cases under section 503(b) of the Bankruptcy Code, which the Company is required to file and diligently pursue, in accordance with the Purchase Agreement.

“Outside Date” means the date that is ninety five (95) days after the Petition Date.

2.                                      Exhibits Incorporated by Reference.  Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits.  Unless otherwise provided herein, in the event the terms and conditions set forth in the Plan and this Agreement are inconsistent, the terms and conditions contained in the Plan shall govern.

3.                                      Effectiveness.  This Agreement shall become effective and binding upon each of the Parties upon execution and delivery by (a) each of the Company Parties, (b) beneficial holders (or investment advisors or managers executing and delivering this Agreement for such beneficial holders) of at least two-thirds (2/3) of the aggregate principal amount of First Lien Secured Notes Claims, (c) beneficial holders (or investment advisors or managers executing and delivering this Agreement for such beneficial holders) of at least two-thirds (2/3) of the aggregate principal amount of 5.50% Convertible Notes Claims, and (d) beneficial holders (or investment advisors or managers executing and delivering this Agreement for such beneficial holders) of at least two-thirds (2/3) of the aggregate principal amount of 6.50% Convertible Notes Claims, of duly executed signature pages for this Agreement to counsel to each other Party (such date, the “Agreement Effective Date”).  With respect to any Supporting Noteholder that becomes a Party by executing and delivering a Transferee Joinder Agreement (as defined below) after the Agreement Effective Date, this Agreement shall become effective and binding upon such Supporting Noteholder at the time such Transferee Joinder Agreement is executed and delivered to counsel to the Company, the Ad Hoc Secured Noteholder Committee and the Ad Hoc Convertible Noteholder Committee.

4.                                      Definitive Documents.  The “Definitive Documents” (in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof) shall include, without limitation: (a) all documents implementing, achieving, contemplated by or relating to the Restructuring, including, without limitation, (i) the Plan, (ii) the Disclosure Statement, (iii) the plan supplement and its exhibits, ballots and other solicitation materials in respect of the Plan (the “Solicitation Materials”), (iv) the New Secured Notes Indenture, which shall contain the terms set forth on the term sheet attached hereto as Exhibit B, the collateral and security agreements creating, evidencing or perfecting the liens on and security interests in the collateral securing the New Secured Notes, and any other definitive documentation with respect to the New Secured Notes (collectively, the “New Secured Notes Documents”), (v) the definitive documentation with respect to the Iroko Acquisition, including the Purchase Agreement, attached hereto as Exhibit C and transition services agreement (if any) with respect thereto, (vi) the definitive documentation with respect to the Rights Offering (if applicable), including the Backstop Commitment Agreement, (vii) other commitment agreements, exit financing agreements or collateral or other financing documents with respect to any indebtedness incurred by any Company Party under the Plan or otherwise in connection with the Restructuring, (viii) the organizational documents of any Company Party (including, without limitation, any Corporate Governance Documents), (ix) the shareholder agreements and registration rights agreements with respect to the New Egalet Common Stock, (x) the New Royalty Rights Agreements, and (xi) other transactional or corporate documents (including, without limitation, any agreements and documents described in the Plan and the exhibits thereto); (b) all motions, pleadings, orders or other documents filed in the Chapter 11 Cases by any Company Party seeking approval, ratification or confirmation of any of the documents implementing, achieving, contemplated by or relating to the Restructuring, including, without limitation, (i) the motion or motions to (A) approve the Disclosure Statement, (B) confirm the Plan, (C) authorize the use of cash collateral, (D) approve the Solicitation Materials, and (E) grant any “first-day” relief requested by the Company, and (ii) the order or orders (A) authorizing the use of cash collateral on an interim and final basis (respectively, the “Interim Cash Collateral Order” and the “Final Cash Collateral Order” and, together, the “Cash Collateral Orders”), (B) approving the Disclosure Statement and the solicitation procedures (the “Disclosure Statement Order”), (C) confirming the Plan (the “Confirmation Order”), and (D) granting any “first-day” relief requested by the Company; and (c) all definitive documentation with respect to the Management Incentive Plan.  The Definitive Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent in all material respects with the terms of this Agreement, and otherwise be in form and substance acceptable to the Company and reasonably acceptable the Required Supporting Noteholders; provided, that any amendments, modifications, waivers of or supplements to the Definitive Documents, whether filed with the Bankruptcy Court or otherwise finalized, shall (w) not be made without the prior written consent of the Required Supporting Noteholders (including via email), (x) be consistent in all material respects with this Agreement, and (y) otherwise be in form and substance acceptable to the Company and reasonably acceptable to the Required Supporting Noteholders; provided, further, that if any change, modification or amendment to the Definitive Documents is non-substantive and would not adversely affect the legal rights or economic recoveries of any Supporting Noteholder, the consent of the Required Supporting Noteholders shall not be required; provided, further, that the foregoing exception shall not apply to the Plan, Confirmation Order, or New Secured Notes Documents.

5.                                      Commitments of Supporting Noteholders.

(a)                                 Voting, Support.  Commencing on the Agreement Effective Date until the Agreement Termination Date (as defined below), each Supporting Noteholder (severally and not jointly) agrees that it shall, subject to the terms and conditions hereof:

(i)                                     (A) use its commercially reasonable efforts to support and consummate the Restructuring (including the Iroko Reverse Break-Up Fee Approval Motion) in a timely manner in accordance with this Agreement, including the good faith negotiation, preparation and filing of any Definitive Documents within the time frame provided herein or therein; (B) execute and deliver any other documents to which it is a party that may be required to effectuate and consummate the Restructuring; and (C) take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring, as contemplated under this Agreement;

(ii)                                  subject to the receipt by such Supporting Noteholder of the Disclosure Statement and Solicitation Materials, in each case as approved by the Bankruptcy Court, timely vote all Egalet Claims held by such Supporting Noteholder (or over which such Supporting Noteholder now or hereafter has voting control) to accept the Plan, by delivering its duly executed and completed ballots accepting the Plan on a timely basis following the commencement of the solicitation pursuant to the Solicitation Materials and to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, not “opt out” of any releases under the Plan by timely delivering its duly executed and completed ballot or ballots indicating such election;

(iii)                               not (A) take, or direct any collateral agent or indenture trustee (as applicable) to take, any action inconsistent with such Supporting Noteholder’s obligations under this Agreement and, if any applicable collateral agent or indenture trustee takes any action inconsistent with such Supporting Noteholder’s obligations under this Agreement, such Supporting Noteholder shall use its commercially reasonable efforts to direct and request that such collateral agent or indenture trustee (as applicable) cease and refrain from taking any such action (provided that nothing in this Agreement shall be construed to require any Supporting Noteholder to sue or to indemnify any administrative agent, collateral agent or indenture trustee for any reason, or to incur any expense, liability or obligation), (B) exercise any right or remedy for the enforcement, collection or recovery of any Claim against the Company except in a manner consistent with this Agreement and the Definitive Documents, or (C) unless this Agreement or any Definitive Document has been amended, modified or supplemented in a manner not in compliance with this Agreement, amend, change or withdraw (or cause to be amended, changed or withdrawn) its vote to accept the Plan; and

(iv)                              not (A) object to, delay, impede or take any other action directly or indirectly that is inconsistent with, or that is intended or reasonably likely to interfere with, delay, impede, prevent or postpone acceptance, confirmation or implementation of, the Restructuring, (B) directly or indirectly seek, solicit, encourage, assist, consent to, propose, file, support, participate in the formulation of or vote for, any restructuring, liquidation, offer of dissolution, winding up, consensual or nonconsensual foreclosure, sale of assets (including pursuant to section 363 of the Bankruptcy Code), merger, consolidation, business combination, workout or plan of reorganization for any Company Party other than the Plan (each, an “Alternative Proposal”) or (C) publicly announce its intention not to pursue the Restructuring.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, nothing herein and neither a vote to accept the Plan by a Supporting Noteholder nor the acceptance of the Plan by any class of creditors shall in any way be deemed to impair or waive the rights of a Supporting Noteholder to assert or raise any objection or otherwise appear as a party-in-interest in the Chapter 11 Cases so long as, from the Agreement Effective Date until the Agreement Termination Date, such appearance and the positions advocated in connection therewith either:  (i) seek to enforce rights, remedies or obligations under this Agreement; or (ii) are not materially inconsistent with this Agreement and are not for the primary purpose of hindering, delaying, or preventing the consummation of the Restructuring.  Except as expressly set forth herein or in the Definitive Documents, no Supporting Noteholder shall be required to incur, assume, become liable in respect of, or suffer to exist any material expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in material expenses, liabilities or other obligations to such Supporting Noteholder.  For the avoidance of doubt, each Party acknowledges and agrees that this

Agreement shall not be deemed to constitute a waiver of any “Default” or “Event of Default” under the Indentures (as such terms are defined under each applicable Indenture).

(c)                                  Transfers.

(i)                                     Each Supporting Noteholder agrees that, commencing on the Agreement Effective Date and ending on the Agreement Termination Date, such Supporting Noteholder shall not (A) directly or indirectly sell, use, transfer, assign, pledge, grant a participation interest in or otherwise dispose of, directly or indirectly, its right, title or interest in respect of any Egalet Claims, as applicable, in whole or in part, or (B) deposit any of such Egalet Claims against any Company Party, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such Egalet Claims (the actions described in clauses (A) and (B) are collectively referred to herein as a “Transfer” and the Supporting Noteholder making such Transfer is referred to herein as the “Transferor”), unless the transferee thereof (the “Transferee”) is another Supporting Noteholder or agrees in writing to be bound by the terms of this Agreement applicable to Supporting Noteholders by executing a Transferee Joinder Agreement substantially in the form attached hereto as Exhibit D (the “Transferee Joinder Agreement”) and delivering an executed copy thereof within three (3) Business Days of such Transfer to counsel to the Company, the Ad Hoc Secured Noteholder Committee and the Ad Hoc Convertible Noteholder Committee in accordance with Section 21 hereof.  Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred Egalet Claims and the Transferor shall have no liability arising from or related to the failure of the Transferee to comply with the terms and conditions of this Agreement.  Any Transfer made in violation of this Section 5(c)(i) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Company and/or any Supporting Noteholder, and shall not create any obligation or liability of any Company Party or any other Supporting Noteholder to the purported Transferee.  Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, if any Party executes and becomes bound by this Agreement solely as to a specific business unit or division, no affiliate of such Party or other business unit or division within any such Party shall be subject to this Agreement unless they separately execute this Agreement or a Transferee Joinder Agreement.

(ii)                                  Notwithstanding anything to the contrary in Section 5(c)(i), a Supporting Noteholder may (A) settle or deliver any Egalet Claims to settle any confirmed transaction pending as of the date of such Supporting Noteholder’s entry into this Agreement, or (B) Transfer any Egalet Claims to an entity that is acting in its capacity as a Qualified Marketmaker (as defined herein) (a “Qualified Transfer”) without the requirement that the Qualified Marketmaker be or become a Supporting Noteholder or otherwise be or become bound by the terms and conditions of this Agreement, provided that such Qualified Transfer shall only be valid if the Qualified Marketmaker subsequently Transfers all right, title and interest in such Egalet Claims within ten (10) Business Days of its acquisition to a Transferee that is a Supporting Noteholder (or becomes a Supporting Noteholder at the time of the Transfer pursuant to a Transferee Joinder Agreement).  For purposes hereof, a “Qualified Marketmaker” shall mean an entity that (A) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers Egalet Claims (including debt securities or other debt) or enter with customers into long and short positions in claims against the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims and (B) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(d)                                 Additional Claims.  This Agreement shall in no way be construed to preclude the Supporting Noteholders from acquiring additional Egalet Claims, and each Supporting Noteholder agrees that if it acquires additional Egalet Claims then such Egalet Claims shall automatically be subject to all of the terms of this Agreement (including the obligations of the Supporting Noteholders under this Section 5).

6.                                      Commitments of the Company.  Commencing on the Agreement Effective Date until the Agreement Termination Date, each Company Party, jointly and severally, agrees, that such Company Party shall, subject to the terms and conditions hereof:

(a)                                 (i)  support and take all actions that are necessary and appropriate or are reasonably requested by the Required Supporting Secured Noteholders or the Required Supporting Convertible Noteholders to obtain orders of the Bankruptcy Court, to the extent applicable, in furtherance of the solicitation, confirmation, and consummation of the Plan and the Restructuring, including using commercially reasonable efforts to obtain entry of the Cash Collateral Orders, Disclosure Statement Order and Confirmation Order, each in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 7(a)); (ii) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to entry of Cash Collateral Orders, the Disclosure Statement Order or the Confirmation Order or any relief related thereto; (iii) support and consummate the Restructuring in a timely manner in accordance with this Agreement, including the good faith negotiation, preparation and filing of any Definitive Documents within the time frame provided herein or therein; (iv) execute and deliver any other documents that may be required to effectuate and consummate the Restructuring; (v) take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring, as contemplated under this Agreement; and (vi) operate its business in the ordinary course in a manner consistent with past practice (other than any changes in operations (i) resulting from or relating to the filing or prosecution of the Chapter 11 Cases or (ii) imposed by the Bankruptcy Court);

(b)                                 provide reasonably prompt written notice (in accordance with Section 21 hereof, and in any event which notice shall be provided within two (2) Business Days after such Company Party has actual knowledge of the circumstance giving rise to the notice obligation set forth in this clause (b)) to the Supporting Noteholders of (i) the receipt by such Company Party of an unsolicited proposal or expression of interest with respect to an Alternative Proposal, which notice shall include the material terms of such Alternative Proposal and the identity of the Person(s) involved, (ii) any Event that causes or would reasonably be expected to cause (A) any covenant of any Company Party contained in this Agreement not to be satisfied, or (B) any condition precedent contained in the Plan not to timely be satisfied or become incapable of being satisfied, (iii) receipt of any notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (iv) receipt of any material notice from any Governmental Unit with respect to this Agreement or the Restructuring, (v) receipt of any notice of any complaints, litigations, investigations, hearings or proceedings commenced other than as filed with the Bankruptcy Court, or threatened against the Company, relating to or involving or otherwise affecting the transactions contemplated by the Restructuring, (vi) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (vii) any acquisition or divestiture or business combination made by the Company outside of the ordinary course of business; and (viii) any material discussions or negotiations regarding any of the foregoing;

(c)                                  use reasonable best efforts to satisfy the milestones set forth in Section 7(a) of this Agreement;

(d)                                 not (i) waive, amend or modify, or file a pleading seeking authority to waive, amend or modify, any Definitive Document or the Restructuring without the Required Supporting Noteholders’ prior written consent (including via email), or (ii) execute or file any Definitive Document that, in whole or in part, is not consistent with this Agreement, or is not in form and substance reasonably acceptable to the Required Supporting Noteholders;

(e)                                  to the extent applicable, timely file a formal objection to any motion filed with the Bankruptcy Court seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, directing the appointment of an examiner with expanded powers or a trustee, converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, dismissing the Chapter 11 Cases or for relief that (i) is inconsistent with this Agreement in any material respect, or (ii) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(f)                                   use reasonable best efforts to obtain, file, submit or register any and all required Governmental Unit, regulatory and third-party approvals of the Restructuring;

(g)                                  maintain good standing and legal existence under the laws of the state or other jurisdiction in which such Company Party is incorporated, organized or formed;

(h)                                 not (i) object to, delay, impede or take any other action that is inconsistent with, or that is intended or reasonably likely to interfere with, delay, impede, prevent or postpone acceptance, confirmation or implementation of, the Restructuring, (ii) seek, solicit, encourage, assist, consent to, propose, file, support, participate in the formulation of, or enter or participate in any discussion or enter into any agreement, with any Person, regarding the negotiation or formulation of any Alternative Proposal, or (iii) publicly announce its intention not to pursue the Restructuring;

(i)                                     (i) provide draft copies of all Definitive Documents, and all material motions or applications and other documents that any Company Party intends to file with the Bankruptcy Court, to counsel to the Ad Hoc Secured Noteholder Committee and the Ad Hoc

Convertible Noteholder Committee as soon as reasonably practicable (but no less than twenty four (24) hours) prior to the date when the applicable Company Party intends to execute or file any such pleading or other document (provided that the Company shall use its reasonable best efforts to provide to counsel to the Ad Hoc Secured Noteholder Committee and the Ad Hoc Convertible Noteholder Committee the draft of any such document no later than two (2) Business Days before making such contemplated filing of such document) or such other time period agreed to by such counsel, (ii) consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court, and (iii) not file any document with the Bankruptcy Court that, in whole or in part, is not consistent with this Agreement, or is not in form and substance reasonably acceptable to the Required Supporting Noteholders;

(j)                                    except as expressly contemplated by this Agreement and except for changes resulting from or relating to the filing and prosecution of the Chapter 11 Cases or imposed by the Bankruptcy Court, (i) use commercially reasonable efforts to preserve the relationships with current customers, distributors, suppliers, vendors, employees and others having business dealings with the Company, including but not limited to the performance of all material obligations under any executory contracts which have not been rejected and compliance with historical billing practices, (ii) maintain and insure their physical assets, properties and facilities in the current working order, condition and repair as of the date hereof (ordinary wear and tear excepted) and maintain all existing insurance on the foregoing consistent with past practices, (iii) not take any action, or omit to take any action, the intent of which is to cause the termination of its current executive officers (other than for cause), and (iv) maintain the Company’s books and records on a basis consistent with prior practice, including prior billing and collection practices;

(k)                                 provide the Supporting Noteholders and their advisors with, and direct its employees, officers, directors, consultants, attorneys, accountants and other advisors and representatives to provide the Supporting Noteholders and their advisors (in each case subject to any applicable confidentiality agreements) with, (i) timely responses to reasonable information requests from such Supporting Noteholders or their advisors, (ii) reasonable access to the Company’s (A) facilities, properties, assets, contracts, books, records and any other information concerning the business and operations of the Company and (B) officers, management, employees, advisors and representatives regarding the Company’s liquidity, assets, liabilities, business, finances, strategies, prospects, the Chapter 11 Cases, and the general status of ongoing operations, in each case during normal business hours and at other reasonable times in a manner that does not unreasonably interfere with the normal business operations of the Company, and (iii) updates regarding any material developments regarding the Company’s liquidity, assets, liabilities, business, finances, strategies, prospects and operations, the Chapter 11 Cases and the Iroko Acquisition;

(l)                                     not (i) seek discovery in connection with, prepare or commence any legal proceeding that challenges the amount, validity, enforceability or priority of the Egalet Claims of any Supporting Noteholder, or (ii) otherwise seek to restrict any rights of any of the Supporting Noteholders; and

(m)                             not increase in any manner the compensation or benefits (including severance, and retention and incentive bonuses) of any director, officer or employee of any

Company Party in an amount that exceeds $100,000 for any individual director, officer or employee.

7.                                      Termination.

(a)                                 Supporting Noteholder Termination.  This Agreement shall automatically terminate, or otherwise terminate as provided below, upon the delivery of written notice from the Required Supporting Secured Noteholders or the Required Supporting Convertible Noteholders, as applicable, to the Company (in accordance with Section 21), at any time after the occurrence of any of the following:

(i)                                     the Petition Date shall not have occurred on or before October 31, 2018;

(ii)                                  the Company shall have failed to file the Plan and the Disclosure Statement on the Petition Date;

(iii)                               the Bankruptcy Court shall not have entered the Interim Cash Collateral Order on or before the date that is five (5) days after the Petition Date;

(iv)                              the Bankruptcy Court shall not have entered the Disclosure Statement Order, the Final Cash Collateral Order on or before the date that is forty (40) days after the Petition Date;

(v)                                 the Bankruptcy Court shall not have entered the Confirmation Order on or before the date that is eighty (80) days after the Petition Date;

(vi)                              the Effective Date shall not have occurred by the Outside Date;

(vii)                           the termination of the Purchase Agreement in connection with the Iroko Acquisition;

(viii)                        (A) any Definitive Document is not consistent with this Agreement or is otherwise not in form and substance reasonably acceptable to the Required Supporting Secured Noteholders or the Required Supporting Convertible Noteholders, or (B) any of the terms or conditions of any Definitive Document is waived, amended or modified, or any Company Party files a pleading seeking authority to waive, amend or modify, any Definitive Document, without the Required Supporting Noteholders’ prior written consent (including via email), in each case which remains uncured for five (5) Business Days after the receipt by the Company of written notice delivered in accordance herewith;

(ix)                              the Company shall have withdrawn the Plan without the consent of the Required Supporting Secured Noteholders or the Required Supporting Convertible Noteholders;

(x)                                 any Company Party files, propounds or otherwise seeks, solicits, proposes or supports, directly or indirectly, any Alternative Proposal or publicly announces its intention to pursue an Alternative Proposal;

(xi)                              any Company Party files any motion or application seeking authority to sell all or a material portion of its assets;

(xii)                           the termination of the consensual use of cash collateral as provided in the Cash Collateral Orders;

(xiii)                        the filing by any Company Party of any motion or other request for relief seeking (A) dismissal of any of the Chapter 11 Cases, (B) conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (C) appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

(xiv)                       the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction (A) dismissing any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code with respect to any of the Chapter 11 Cases, (D) making a finding of fraud, dishonesty, or material misconduct by any officer or director of the Company or (E) that would have the effect of restricting, preventing or prohibiting consummation of the Restructuring or adversely impacting the legal or economic rights of any Supporting Noteholder;

(xv)                          the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction avoiding, invalidating disallowing, subordinating or recharacterizing any Egalet Claims held by any Supporting Noteholder;

(xvi)                       the breach in any material respect by any Company Party of any of its covenants, obligations, representations, or warranties contained in this Agreement, and any such breach (a) remains uncured for a period of five (5) Business Days from the date the breaching Company Party receives a written notice of such breach from the Required Supporting Secured Noteholders or the Required Supporting Convertible Noteholders, and (b) could reasonably be expected to materially impair the ability to consummate the Restructuring in accordance with the terms of this Agreement;

(xvii)                    any court of competent jurisdiction or other competent Governmental Unit or regulatory authority shall have issued any ruling, judgment, or order making illegal or otherwise restricting, preventing, enjoining or prohibiting the consummation of the Restructuring or adversely impacting the legal or economic rights of any Supporting Noteholder in a manner that cannot be reasonably remedied in a timely manner by the Company or the Supporting Noteholder;

(xviii)                 the exclusive right of any Company Party to file and solicit a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;

(xix)                       the filing of any motion or pleading by any Company Party in the Chapter 11 Cases that is not consistent with the terms and conditions of this Agreement or the

Definitive Documents in a manner that is reasonably not acceptable to the Required Supporting Secured Noteholders or the Required Supporting Convertible Noteholders; or

(xx)                          the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material assets of the Company that would have an adverse impact on the Restructuring.

(b)                                 Company Termination.  This Agreement shall automatically terminate upon the delivery of written notice from the Company to the Supporting Noteholders (in accordance with Section 21), at any time after the occurrence of any of the following:

(i)                                     solely with respect to the Supporting Noteholders with First Lien Secured Note Claims, the breach in any material respect by any such Supporting Noteholder of any of its covenants, obligations, representations, or warranties contained in this Agreement that would reasonably be expected to have a material adverse impact on the timely consummation of the Restructuring that (a) (to the extent curable) remains uncured for a period of five (5) Business Days from the date such breaching Supporting Noteholder receives a written notice of such breach from the Company, and (b) could reasonably be expected to materially impair the ability to consummate the Restructuring in accordance with the terms of this Agreement; provided, however, that the Company may not seek to terminate this Agreement based upon a breach of this Agreement by such Supporting Noteholder arising primarily out of the Company’s own actions in breach of this Agreement; and provided, further, that so long as non-breaching Supporting Noteholders with First Lien Secured Note Claims party hereto continue to hold at least two-thirds (2/3) of the outstanding First Lien Secured Note Claims, such termination shall be effective only with respect to such breaching Supporting Noteholder;

(ii)                                  solely with respect to the Supporting Noteholders with 5.50% Convertible Notes Claims or 6.50% Convertible Notes Claims, the breach in any material respect by any such Supporting Noteholder of any of its covenants, obligations, representations, or warranties contained in this Agreement that would reasonably be expected to have a material adverse impact on the timely consummation of the Restructuring that (a) (to the extent curable) remains uncured for a period of five (5) Business Days from the date such breaching Supporting Noteholder receives a written notice of such breach from the Company, and (b) could reasonably be expected to materially impair the ability to consummate the Restructuring in accordance with the terms of this Agreement; provided, however, that the Company may not seek to terminate this Agreement based upon a breach of this Agreement by a Supporting Noteholder arising primarily out of the Company’s own actions in breach of this Agreement; and provided, further, that so long as non-breaching Supporting Noteholders with 5.50% Convertible Notes Claims or 6.50% Convertible Notes Claims party hereto continue to hold at least two-thirds (2/3) of the outstanding 5.50% Convertible Notes Claims or 6.50% Convertible Notes Claims, respectively, such termination shall be effective only with respect to such breaching Supporting Noteholder(s);

(iii)                               any court of competent jurisdiction or other competent Governmental Unit or regulatory authority shall have issued any ruling, judgment, or order making illegal or otherwise restricting, preventing, enjoining or prohibiting the consummation of the Restructuring in a manner that cannot be reasonably remedied in a timely manner by the Company or the Supporting Noteholders; or

(iv)                              the board of directors, board of managers, or such similar governing body of any Company Party determines, based on the advice of outside counsel, that proceeding with the transactions contemplated under this Agreement (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, however, that the Company shall provide legal counsel to the Ad Hoc Secured Noteholder Committee and legal counsel to the Ad Hoc Convertible Noteholder Committee written notice prior to termination of this Agreement in accordance with Section 7(b)(iv) of this Agreement as soon as reasonably practicable under the circumstances of such termination.

(c)                                  Mutual Termination.  This Agreement may be terminated by mutual written agreement of the Company and the Required Supporting Noteholders upon the receipt of written notice delivered in accordance with Section 21.

(d)                                 Termination Upon Completion of the Restructuring. This Agreement shall terminate automatically upon the Effective Date.

(e)                                  Effect of Termination.  The date on which termination of this Agreement is effective as to a Party in accordance with Section 7 shall be referred to as the “Agreement Termination Date.”  Other than Section 10, Section 12, Section 16, Section 18, Section 19, Section 20, Section 21, Section 23 and Section 25, which shall survive termination of this Agreement, upon the termination of this Agreement as to a Party in accordance with this Section 7, this Agreement shall become void and of no further force or effect as to such Party, and (i) except as otherwise provided in this Agreement, such Party shall (A) be immediately released from its respective liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, (B) have no further rights, benefits or privileges hereunder, and (C) have all the rights and remedies that they would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that they would have been entitled to take had they not entered into this Agreement; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.  Notwithstanding anything to the contrary contained herein, any termination of this Agreement pursuant to Section 7(a), (b)(iii) or (iv), (c) or (d) shall terminate this Agreement as to all Parties, and any termination of this Agreement pursuant to Section 7(b)(i) or (b)(ii) shall terminate this Agreement only with respect to a breaching Supporting Noteholder so long as non-breaching Supporting Noteholders continue to hold the requisite percentage of Claims described in such Sections.  Upon any termination of this Agreement as to a Party, any and all consents and ballots tendered by such Party prior to such termination shall be deemed, for all purposes, automatically null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan, this Agreement or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission), and the Company shall not oppose any such change or resubmission.

(f)                                   Each Company Party acknowledges and agrees, and shall not dispute, that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement and any resulting termination thereof shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Company Party hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice or the termination of this Agreement).

8.                                      Representations.

(a)                                 Each Party represents and warrants to each other Party that, as of the Agreement Effective Date (or, as to a Supporting Noteholder that becomes a Party hereto after the Agreement Effective Date, as of such date):

(i)                                     such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company, or other similar action on its part;

(ii)                                  the execution, delivery and performance of this Agreement by such Party does not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries, (B) conflict with its organizational documents, or (C) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party, provided, that with respect to the Company, it is understood that commencing the Chapter 11 Cases may result in a breach of or constitute a default under such obligations;

(iii)                               the execution, delivery and performance by it of this Agreement, or effectuation of the Restructuring, does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required by the Bankruptcy Court or for disclosure by the Securities and Exchange Commission or pursuant to state securities or “blue sky” laws; and

(iv)                              subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)                                 Each of the Supporting Noteholders represents and warrants (severally and not jointly) that, as of the Agreement Effective Date (or, as to a Supporting Noteholder that becomes a Party hereto after the Agreement Effective Date, as of such date):

(i)                                     it is the beneficial holder (or investment advisor or manager for such beneficial holder) of the amount of Egalet Claims on such Supporting Noteholder’s signature page to this Agreement, which shall specify the aggregate principal amount held by it;

(ii)                                  it does not directly or indirectly own any Egalet Claims (other than any Egalet Claims for unpaid interest, fees, premiums, expenses or other amounts associated with or related to the principal amount of Egalet Claims identified on the signature page herein) other than as identified below its name on its signature page hereof;

(iii)                               each nominee, investment manager or advisor acting on behalf of the Supporting Noteholders has full power and legal authority to so act and to bind the applicable beneficial holder and has the full power and authority to vote on and consent to matters concerning the applicable Egalet Claims; and

(iv)                              other than pursuant to this Agreement, such Egalet Claims are free and clear of any equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, in each case that could reasonably be expected to adversely affect such Supporting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

(c)                                  Each Company Party represents and warrants, jointly and severally, that, as of the Agreement Effective Date:

(i)                                     there is no pending agreement, understanding, negotiation or discussion (in each case, whether oral or written) with respect to any Alternative Proposal; and

(ii)                                  none of the material or information provided by or on behalf of any Company Party to any Supporting Noteholder in connection with the Restructuring, when read or considered together, contains any untrue statement of a fact or omits to state a fact necessary in order to prevent the statements made therein from being materially misleading; provided, however, that the foregoing shall not apply to any projections or other forward looking material or information provided by or on behalf of any Company Party and, with respect to any such projections or other forward looking material or information, each Company Party represents, warrants and covenants, on a joint and several basis, that such material and information was prepared in good faith by such Company Party based on assumptions that such Company Party determined were reasonable at the time of the preparation thereof and are not based on any untrue statements of fact or omissions of facts determined at the time of the preparation of such projections or other forward looking material or information.

9.                                      Complete Agreement.  The Agreement (including any exhibits or schedules hereto including as actually executed) constitutes the entire agreement of the Parties with respect to the subject matter hereof, and cancels, merges and supersedes all other prior or contemporaneous oral or written agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.  Each Party hereto agrees that, except for the representations and warranties contained in this Agreement or in any Definitive Documents, none of the Parties make any other representations or warranties, and each Party hereby disclaims any other representation or warranties, express or implied, or as to the accuracy or completeness of any information, made by, or made available by, itself or any of its representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

10.                               Federal Rule of Evidence 408.  This Agreement and the Plan are part of a proposed settlement of a dispute among the Parties.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

11.                               Representation by Counsel.  Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto.  None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

12.                               Independent Due Diligence and Decision-Making.  Each Supporting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

13.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

14.                               Amendments.  Except as otherwise provided herein, this Agreement may not be modified, amended, supplemented or waived in any manner except in writing signed by the Company and the Required Supporting Noteholders; provided, however, that (i) any modification of, or amendment or supplement to this Section 14 shall require the written consent of all of the Parties, (ii) any modification, amendment, supplement or waiver that is materially adverse to any Supporting Noteholder in a manner that is different or disproportionate in any material respect from the effect on any of the other Supporting Noteholders (in their capacity as holders of Egalet Claims) set forth in this Agreement (other than in proportion to the amount of such Egalet Claims) shall require the prior written consent of such affected Supporting Noteholder, (iii) any modification, amendment, supplement or waiver to the definition of Required Supporting Secured Noteholders shall only require the written consent of the Supporting Noteholders that hold Existing

First Lien Notes at such time (and, for the avoidance of doubt, no other Party), and (iv) any modification, amendment, supplement or waiver to the definition of Required Supporting Convertible Noteholders shall only require the written consent of the Supporting Noteholders that hold Existing 5.50% Convertible Notes or Existing 6.50% Convertible Notes at such time (and, for the avoidance of doubt, no other Party).

15.                               Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

16.                               Relationship Among Parties.  Notwithstanding anything herein to the contrary, the duties and obligations of the Supporting Noteholders under this Agreement shall be several, not joint.  No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party, any holder of Egalet Claims, or any other Person, and nothing in this Agreement, express or implied, is intended to impose, or shall be construed as imposing, upon any Party any obligations in respect of this Agreement or the Restructuring except as expressly set forth herein.  It is understood and agreed that any Supporting Noteholder may trade in the debt or equity securities of the Company without the consent of the Company or any Supporting Noteholder, subject to any applicable confidentiality agreements entered into by such Supporting Noteholder and any Company Party and Sections 5(c) and 5(d) of this Agreement.  No Party hereto shall have any responsibility for any such trading by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between the Parties hereto shall in any way affect or negate this understanding and agreement, and each Supporting Noteholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Supporting Noteholder to be joined as an additional party in any proceeding for such purpose.  It is hereby expressly acknowledged by each of the Supporting Noteholders, on the one hand, and the Company, on the other, that they are in privity with each other and that no Supporting Noteholder with First Lien Note Secured Claims is in privity with any other Supporting Noteholder with First Lien Note Secured Claims in connection with this Agreement or any of the transactions contemplated hereby and no Supporting Noteholder with Convertible Notes Claims is in privity with any other Supporting Noteholder with Convertible Notes Claims in connection with this Agreement or any of the transactions contemplated hereby.  Each Supporting Noteholder represents and warrants that as of the date hereof and for so long as this Agreement remains in effect, such Supporting Noteholder has no agreement, arrangement, or understanding with any other Supporting Noteholder with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company.  Nothing contained in this Agreement, and no action taken by any Supporting Noteholder pursuant hereto is intended to constitute the Supporting Noteholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Supporting Noteholder is in any way acting in concert or as a member of a “group” with any other Supporting Noteholder or Supporting Noteholders within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

17.                               Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy

Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.  Notwithstanding anything to the contrary contained herein, no Party shall be liable to the other for special, indirect, exemplary or punitive damages arising out of, or associated with or relating to this Agreement (including loss of profit or business interruptions, however same may be caused) and the Parties hereby waive all claims for any such damages.

18.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction.  By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Delaware, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing consent to jurisdiction, if the Chapter 11 Cases are commenced by the Company, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

19.                               WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20.                               Interpretation and Rules of Construction.  This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.  In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

21.                               Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses, emails or facsimile numbers:

If to the Company:

Egalet Corporation
600 Lee Road, Suite 100
Wayne, PA 19087
Telephone: (484) 259-7220
Facsimile: (454) 447-2425
Attention: Megan C. Timmins, Senior Vice President and General Counsel

Email: mtimmins@egalet.com

with a copy to (which shall not constitute notice):

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Telephone: (212) 698-3500
Facsimile:  (212) 698-3599
Attention: Michael J. Sage, Esq., Brian E. Greer, Esq. and Stephen M. Wolpert, Esq.
Email: michael.sage@dechert.com, brian.greer@dechert.com, and Stephen.wolpert@dechert.com

If to the Supporting Noteholders holding the First Lien Secured Notes Claims:

to each such Supporting Noteholder at the address identified on the respective signature page hereto, with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Telephone: (212) 373-3000
Facsimile:  (212) 757-3990
Attention:   Andrew N. Rosenberg, Esq., Jacob A. Adlerstein, Esq. and Adam M. Denhoff, Esq.
Email: arosenberg@paulweiss.com, jadlerstein@paulweiss.com and adenhoff@paulweiss.com

If to the Supporting Noteholders holding the Convertible Notes Claims:

to each such Supporting Noteholder at the address identified on the respective signature page hereto, with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036-6745

Phone: (212) 872-1000
Facsimile: (212) 872-1002
Attention: Arik Preis, Stephen B. Kuhn
E-mail: apreis@akingump.com, skuhn@akingump.com

22.                               No Third-Party Beneficiaries.  Except as set forth in Section 25, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

23.                               Public Disclosure.  The Company shall keep strictly confidential and shall not (and shall cause each of its legal counsel and financial advisors to not) disclose to any Person other than the Company’s legal counsel and financial advisors (a) the Supporting Noteholders’ signature pages to this Agreement (without limiting the foregoing, only redacted signature pages shall be filed with the Bankruptcy Court), (b) the principal amount or percentage of any Egalet Claims held by any Supporting Noteholder, or (c) the identity of any Supporting Noteholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives or agents, in each case without such Supporting Noteholder’s prior written consent; provided, however, that the Company may disclose such names or amounts as may be legally required (based on the advice of outside counsel) by an order of the Bankruptcy Court in connection with the Chapter 11 Cases, in which case the Company, prior to making such disclosure, shall allow the Supporting Noteholder to whom such disclosure relates reasonable time at its own cost to seek a protective order with respect to such disclosure; provided further, that, the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Egalet Claims held by the Supporting Noteholders and, other than as set forth in this Section 23, the contents of this Agreement.

24.                               No Waiver of Participation and Preservation of Rights.  This Agreement and the Plan are part of a proposed settlement of disputes among the Parties.  Without limiting the foregoing sentence in any way, if (a) the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated as provided herein, (b) the Agreement Termination Date occurs, or (c) this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies, claims and interests.

25.                               Transaction Expenses.

(a)                                 Whether or not the Restructuring or any of the transactions contemplated hereby are consummated, the Company will timely pay or reimburse all reasonable and documented fees and expenses of (i) the members of the Ad Hoc Secured Noteholder Committee and their advisors (including Paul, Weiss, Rifkind, Wharton & Garrison LLP and any local counsel retained by the Ad Hoc Secured Noteholder Committee) and (ii) the members of the Ad Hoc Convertible Noteholder Committee and their advisors (including Akin Gump Strauss Hauer & Feld LLP and any local counsel retained by the Ad Hoc Convertible Noteholder Committee), in each case incurred in connection with this Agreement or the Restructuring through and including the Agreement Termination Date (the “Transaction Expenses”), in accordance with any fee reimbursement or engagement letters between the Company and such advisors (if applicable).

(b)                                 The Company’s agreement to pay the Transaction Expenses is an integral part of the transactions contemplated by this Agreement and, without such agreement, the Supporting Noteholders would not have entered into this Agreement, and upon entry of the Confirmation Order, the Transaction Expenses shall constitute an administrative expense of the Company under sections 503(b) and 507 of the Bankruptcy Code.

26.                               No Solicitation.  This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act and the Securities Exchange Act of 1934, or (b) a solicitation of votes for the acceptance of a chapter 11 plan of reorganization (including the Plan) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Solicitation of acceptance of the Restructuring will not be solicited from any creditor of the Company until such party has received the disclosures required under or otherwise in compliance with applicable law.

27.                               Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered on the date first written above.

EGALET CORPORATION

By:	/s/ Robert S. Radie
Name	Robert S. Radie
Title:	Chief Executive Officer

EGALET US INC.

By:	/s/ Robert S. Radie
Name	Robert S. Radie
Title:	Chief Executive Officer

EGALET LTD.

By:	/s/ Robert S. Radie
Name	Robert S. Radie
Title:	Chief Executive Officer

[Signature Page to Restructuring Support Agreement]

SUPPORTING NOTEHOLDERS:

By:
Name
Title:

Principal amount of Existing First Lien Notes:

$

Principal amount of Existing 5.50% Convertible Notes:

$

Principal amount of Existing 6.50% Convertible Notes:

$

Other Egalet Claims (if any):

$

[Signature Page to Restructuring Support Agreement]